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                                                                    EXHIBIT 17.4

February 26, 1998

Mr. Douglas McClellan
President
Portacom Wireless, Inc.
10061 Talbert Avenue, Suite 200
Fountain Valley, California 92708

Dear Mr. McClellan:

Please accept this letter as my resignation from the Board of Directors of Portacom Wireless, Inc., effective as of today's date.

I trust that the shareholders will enjoy increased value in the coming months and years.

Sincerely,

/s/ H.B. Frantom

Howard B. Frantom

HBFsy